                                                                    EXHIBIT 99.1


PETROGLYPH ENERGY, INC. SIGNS DEFINITIVE MERGER AGREEMENT WITH III EXPLORATION COMPANY

HUTCHINSON, KANSAS, JUNE 20, 2000 -- PETROGLYPH ENERGY, INC. (NASDAQ: PGEI) AND III EXPLORATION COMPANY, A WHOLLY-OWNED SUBSIDIARY OF INTERMOUNTAIN INDUSTRIES, INC., jointly announced today that they have signed a definitive merger agreement for III Exploration to acquire all of the outstanding shares of common stock of Petroglyph that it does not already own. Pursuant to the merger agreement, III Exploration will pay $2.85 in cash for each outstanding share of Petroglyph common stock. Petroglyph currently has 6,458,333 shares of common stock outstanding, 3,753,392 of which are owned by III Exploration.

The merger was recommended to the Board of Directors of Petroglyph by an independent committee comprised of A. J. Schwartz, who is with the law firm of Morris, Laing, Evans, Brock & Kennedy, Chtd. of Wichita, KS, which is being advised by Prudential Securities, Inc.

Petroglyph Energy, Inc. is an independent energy company located in Hutchinson, Kansas engaged in the exploration, development and acquisition of oil and gas properties. Its properties are concentrated in Utah and Colorado. Information is also available on the Company's web site at www.pgei.com.

Intermountain Industries operates, through its subsidiaries, the largest natural gas distribution utility in Idaho, the largest end-use natural gas marketing business in the Northwest and has producing oil and gas properties in the Rocky Mountain region, including the Uinta Basin of Utah.

CONTACT: Robert C. Murdock, Chairman, President & CEO 316-665-8500, fax, 316-665-8577 at Petroglyph Energy, Inc.